Exhibit 99

Form 3 Joint Filer Information

Name:	Tri-Valley Technology Park LLC

Address:	2755 Campus Drive, Suite 100 San Mateo, CA 94403

Designated Filer:	Tri-Valley Campus I, LLC

Issuer & Ticker Symbol:	Adept Technology Inc. (ADTK.OB

Date of Event Requiring Statement:	August 6, 2003

Signature:	By:	/s/ John T. Kontrabecki